AVP REPORTS RECORD 2006 REVENUE UP 38%;
2006 GROSS PROFIT UP 80% YEAR-OVER-YEAR

~2006 Gross Profit Margin Grows to 32%

LOS ANGELES, Calif., - March 28, 2007 - AVP, Inc. (OTC Bulletin Board: AVPI), a lifestyle sports entertainment company focused on professional beach volleyball, today announced record financial results for its full year ended December 31, 2006. AVP generated record revenue of $21.5 million in 2006, an increase of 38% year-over-year.

2006 Milestones:

•	Record annual revenue of $21.5 million, a 38% increase from $15.6 million in 2005.
•	Gross Profit up 80% year-over-year
•	Sponsorship/advertising revenues up 37% year-over year.
•	Gross profit margin increased to 32% compared to 24% in 2005.
•	Net Loss decreased to $(0.34) million compared to $(8.96) million in 2005.
•	Local Promoter Fees and Local Revenue increased 72% to $2.48 million, compared to $1.44 million in 2005.

“As we close a very successful 2006 season, we are excited to report substantial improvements across several financial measurements, including record annual revenue and gross profit margins,” said Leonard Armato, Chief Executive Officer of AVP, Inc. “We accomplished a number of key objectives this year, generating a 37% increase in advertising and sponsorship revenue over the prior year, as well as increased attendance, tickets sales and media coverage. We continue to grow our tour, adding new stops each season. We held 16 events in 2006 (compared to 14 in 2005) and have 18 events scheduled for the 2007 Crocs AVP season. We also continue to make solid progress attracting new sponsors and advertisers and renewing and extending our existing agreements. Recent sponsorship announcements include agreements with McDonalds, Hilton, Schick, Nature Valley and Banana Boat.”

“In addition, throughout 2006 we continued to successfully transition to a promoter based operating model, with 8 of our 16 events having local promoters. This promoter-based model contributed to a 72% increase in local promoter fees and local revenue and helped improve our 2006 gross profit margin to 32% compared to 24% in 2005. Looking to 2007, 10 of our 18 events will be produced using promoter arrangements, which will include deals with pre-eminent sports promoters such as the Brooklyn Sports & Entertainment Group, Hicks Sports Marketing Group, Miami Heat Enterprises, San Francisco’s Giant Group Enterprises and Tampa Bay Lightening, to name a few. The transition to a promoter model is reducing our expenses, generating higher ticket sales and local revenues, and enabling us to better extend our brand into the local communities.”

“Going forward, we remain diligently focused on managing our expenses and achieving profitability as we continue to grow our advertising and sponsorship base. We look forward to increasing our brand’s extension throughout the United States and anticipate conducting indoor wintertime events in the fourth quarter of 2007 and first quarter of 2008. We were pleased with the success of the tour in 2006 and are confident that our focus and dedication to growth and profitability will provide us the groundwork to achieve even greater success in 2007,” Mr. Armato concluded.

2006 Financial Results

Total revenue for 2006 reached a record $21.5 million, a 38% increase over total revenue of $15.6 million for 2005. During the course of the entire year, the majority of AVP's revenues are derived from sponsorship and advertising contracts with national and local sponsors and advertisers along with local event revenue and ancillary revenue. AVP recognizes sponsorship and advertising revenue as well as event costs during the tour, as events occur. The Company's 2006 beach volleyball tournament season began in early April and continued through late September and as a result, the majority of AVP's revenues were recognized in the second and third quarters of the calendar year.

The Company’s net loss in 2006 was $(0.34) million, or $(0.02) per fully diluted share, compared to a net loss of $(8.96) million, or $(1.03) per diluted share, for 2005.

Total event costs for 2006 were $14.7 million for sixteen events, compared to $11.8 million in the same period last year, which included fourteen events. The average event cost during 2006 was $0.9 million, up 9% from $0.8 million in 2005. The cost increase is primarily attributable to increases in the number of events from 14 to 16 and in the size and scope of events to accommodate and entertain a larger fan base.

Total operating expenses for 2006 were $7.4 million, a substantial improvement from the $12.7 million reported in 2005. Total operating expenses for 2006, excluding stock based expenses, were $7.0 million. The company had $5.1 million in cash and cash equivalents on December 31, 2006.

Business Outlook and Financial Guidance

AVP will give 2007 guidance on our first quarter 2007 conference call.

Conference Call

AVP Inc., will host a conference call and webcast on Thursday, March 29th at 10:00 a.m. Pacific Time (1:00 pm Eastern Time) to discuss its 2006 financial results. Those wishing to participate in the live call should dial (800) 262-2143 and give the Company name “AVP.” A phone replay of the call will be available for one week beginning approximately one hour after the call’s conclusion by dialing (800) 405-2236 and entering 11086925 followed by the “#” sign when prompted for a code. To access the live or archived webcast of the call, go to the Investor Relations section of AVP’s website at www.avp.com.

About the AVP, Inc.
AVP Pro Beach Volleyball Tour, Inc. is a leading lifestyle sports entertainment company focused on the production, marketing and distribution of professional beach volleyball events worldwide. AVP operates the industry's most prominent national touring series, the AVP Pro Beach Volleyball Tour, which was organized in 1983. Featuring more than 150 of the top American men and women competitors in the sport, AVP is set to stage 18 events throughout the United States in 2007. In 2004, AVP athletes successfully represented the United States during the Olympics in Athens, Greece, winning gold and bronze medals, the first medals won by U.S. women in professional beach volleyball. For more information, please visit www.avp.com.

All above-mentioned trademarks are the property of their respective owners.

Some of the information in this press release may contain projections or other forward-looking statements regarding future events or the future financial performance of the Company. We wish to caution you that these statements involve risks and uncertainties and actual results might differ materially from those in the forward-looking statements, if we receive less sponsorship and advertising revenue than anticipated, or if attendance is adversely affected by unfavorable weather.  Event-related expenses, such as for the stadium, transportation and accommodations, or security might be greater than expected; or marketing or administrative costs might be increased by our hiring, not currently planned, of a particularly qualified prospect.  Additional factors have been detailed in the Company’s filings with the Securities and Exchange Commission, including our recent filings on Forms 10-K and 10-Q.

Contacts:

AVP, Inc Andrew Reif COO and CFO (310) 426-8000 areif@avp.com	MKR Group, Inc. Investor Relations Marie Dagresto or Todd Kehrli (323) 468-2300 avpi@mkr-group.com

AVP, INC
CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
	2006	2005

ASSETS
CURRENT ASSETS
Cash and cash equivalents	$5,052,636	$1,143,345
Accounts receivable, net of allowance for doubtful accounts of $25,193 and $49,232	2,653,473	484,770
Prepaid expenses	242,007	158,054
Other current assets - current portion	301,477	145,768
TOTAL CURRENT ASSETS	8,249,593	1,931,937

PROPERTY AND EQUIPMENT, net	340,054	288,409

OTHER ASSETS	105,373	455,192

TOTAL ASSETS	$8,695,020	$2,675,538

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIENCY)
CURRENT LIABILITIES
Notes payable	$-	$600,071
Accounts payable	529,331	711,303
Accrued expenses	1,049,439	1,702,424
Deferred revenue	1,056,960	116,000
TOTAL CURRENT LIABILITIES	2,635,730	3,129,798

NON-CURRENT LIABILITIES	190,766	150,000

TOTAL LIABILITIES	2,826,496	3,279,798

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY (DEFICIENCY)

Preferred stock, 2,000,000 shares authorized:

Series A convertible preferred stock, $.001 par value, 1,000,000 shares authorized, no shares issued and outstanding	-	-

Series B convertible preferred stock, $.001 par value, 250,000 shares authorized, 69,548 and 94,488 shares issued and outstanding	70	94

Common stock, $.001 par value, 80,000,000 shares authorized, 19,751,838 and 11,669,931 shares issued and outstanding	19,752	11,670

Additional paid-in capital	39,077,065	32,183,810

Accumulated deficit	(33,228,363)	(32,799,834)

TOTAL STOCKHOLDERS' EQUITY (DEFICIENCY)	5,868,524	(604,260)

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIENCY)	$8,695,020	$2,675,538

AVP, INC
CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31,
	2006	2005

REVENUE
Sponsorships/Advertising (1)	$17,388,458	$12,718,471
Other	4,083,622	2,862,811
TOTAL REVENUE	21,472,080	15,581,282

EVENT COSTS (2)	14,665,430	11,800,710
GROSS PROFIT	6,806,650	3,780,572

OPERATING EXPENSES
Sales and Marketing (3)	2,959,216	2,159,603
Administrative (4)	4,451,576	10,528,296
TOTAL OPERATING EXPENSES	7,410,792	12,687,899

OPERATING LOSS	(604,142)	(8,907,327)

OTHER INCOME (EXPENSE)
Interest expense	(23,659)	(167,859)
Interest income	181,003	112,030
Gain on warrant derivative	111,042	-
TOTAL OTHER INCOME (EXPENSE)	268,386	(55,829)

LOSS BEFORE INCOME TAXES	(335,756)	(8,963,156)

INCOME TAXES	(800)	(800)

NET LOSS	(336,556)	(8,963,956)

Deemed dividend to Series B Preferred Stock Shareholders	91,973	-

Net Loss Available to Common Shareholders	$(428,529)	$(8,963,956)

Loss per common share:
Basic	$(0.02)	$(1.03)
Diluted	$(0.02)	$(1.03)

Shares used in computing loss per share:
Basic	16,918,490	8,681,388
Diluted	16,918,490	8,681,388

(1)	Sponsorship/Advertising includes $252,842 and $0 in stock based contra-revenue for the years ended December 31, 2006 and 2005, respectively.

(2)	Event costs include stock based expenses of $1,000,000 and $0 for the years ended December 31, 2006 and 2005, respectively.

(3)	Sales and marketing expenses include stock based expenses of $119,942 and $0 for the years ended December 31, 2006 and 2005, respectively.

(4)	Administrative expenses include stock based expenses of $293,190 and $5,640,132 for the years ended December 31, 2006 and 2005, respectively.